Filed Pursuant to Rule 424(b)(3)
Registration No. 333-272828

PROSPECTUS SUPPLEMENT

To Prospectus Supplement dated July 5, 2023

(To Prospectus dated July 5, 2023)

ChromaDex Corporation

$47,800,000
Common Stock

This supplement (this “Supplement”) supplements the prospectus supplement, dated July 5, 2023 (the “Prospectus Supplement”), relating to the sale of shares of our common stock, $0.001 par value per share (“Common Stock”), from time to time through the agents named therein, acting as the Company’s sales agents, or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

As of November 16, 2024, B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.) (“B. Riley”) will no longer participate as a sales agent pursuant to the Company’s At Market Issuance Sales Agreement, dated as of June 12, 2020 (as amended, “Sales Agreement”). This prospectus supplement is being filed to reflect the removal of B. Riley as sales agent, and the amendment to the Sales Agreement, dated as of November 20, 2024, by and among Raymond James & Associates, Inc. (“Raymond James”), Roth Capital Partners, LLC (“Roth Capital Partners”) and the Company pursuant to which Roth Capital Partners was added as a Sales Agent under the Sales Agreement, to continue as Sales Agent along with Raymond James, and B. Riley was removed as a Sales Agent.

Each reference in the Prospectus Supplement to the term “Agent,” “Agents,” “Sales Agents” or “principals” in the Prospectus Supplement is hereby amended to add Roth Capital Partners and to remove B. Riley.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-5 of the Prospectus Supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Raymond James	Roth Capital Partners

The date of this prospectus supplement is November 21, 2024

In addition, the following paragraph shall replace, in its entirety, the first paragraph under the heading “Plan of Distribution” in the Prospectus Supplement as follows:

We have entered into the Sales Agreement with Raymond James and Roth Capital Partners, under which we may issue and sell shares of our common stock from time to time up to an aggregate sales price of $47,800,000 through or to the Sales Agents as agents or principals. The Sales Agreement is filed as Exhibit 1.2 to our registration statement on Form S-3 of which this prospectus supplement forms a part, as amended by Amendment No. 1 to the Sales Agreement filed as Exhibit 1.1 to our Current Report on Form 8-K filed November 21, 2024, and is incorporated by reference in this prospectus supplement. Sales of our common stock, if any, under this prospectus supplement will be made by any method that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

The list of Agents on the back cover page of the Prospectus Supplement is hereby amended and restated as follows:

Raymond James	Roth Capital Partners